April 28, 2006

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Exhibit 10 to Form N-1A Calvert Variable Series, Inc. File numbers 811-3591 and 2-80154

Ladies and Gentlemen:

As Counsel to Calvert Variable Series, Inc., it is my opinion, based upon an examination of the Articles of Incorporation, Amendments, Restatements and By-Laws and such other original or photostatic copies of Fund records, certificates of public officials, documents, papers, statutes, and authorities as I deemed necessary to form the basis of this opinion, that the securities being registered by this Post-Effective Amendment No. 52 will, when sold, be legally issued, fully paid and non-assessable.

Consent is hereby given to file this opinion of counsel with the Securities and Exchange Commission as an Exhibit to the Fund's Post-Effective Amendment No. 52 to its Registration Statement.

Sincerely,

Ivy Wafford Duke
Assistant Secretary
/s/ Ivy Wafford Duke